Filed Pursuant To Rule 433

Registration No. 333-254134

January 29, 2024

Filed Pursuant To Rule 433 Registration No. 333-254134 January 29, 2024

Bitcoin ETFs - The Modern Investor TOOLS | INSIGHTS The Potential of Bitcoin with the Simplicity of an ETF The launch of our WisdomTree Bitcoin Fund (BTCW) opened new possibilities for traditional investors, creating a new way to access the potential of crypto with the simplicity of an ETF. With all the news around bitcoin ETFs, this month’s Modern Investor goes beyond the headlines for deeper insights on the current and future state of the crypto ecosystem. Enter the Crypto Investment Universe Access Bitcoin with WisdomTree ETFs BTCW WisdomTree Bitcoin Fund » GCC WisdomTree Enhanced Commodity Strategy Fund » WTMF WisdomTree Managed Futures Strategy Fund » Recommended for you A Giant Leap in Bitcoin’s Journey Christopher Gannatti explores a new way to access the potential of crypto, simply with an ETF. Read the blog The Case for the WisdomTree Bitcoin Fund (BTCW) Learn the ins and outs of BTCW, from its connection to the blockchain to its role in a portfolio. Access the investment case Digital Asset Taxonomy A useful educational resource when seeking to track an investment methodology in the cryptocurrencies market. Learn more The Next Big Thing Podcast WisdomTree Global Head of Research, Christopher Gannatti, explores the megatrends are changing our world. Stream the podcast now WisdomTree News New Fund The WisdomTree Bitcoin Fund (BTCW) The new WisdomTree Bitcoin Fund (BTCW) offers investors a simple and cost-efficient way to gain exposure to bitcoin price movements without the complexities of direct crypto asset-holding or blockchain interaction. Discover BTCW ________________________________________ This material must be preceded or accompanied by a prospectus, click here to view or download prospectus. We advise you to consider the fund's objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the fund. Please read the prospectus carefully before you invest. There are risks associated with investing, including possible loss of principal. Bitcoin and, accordingly, the WisdomTree Bitcoin Fund, which holds bitcoin, are highly speculative and involve a high degree of risk, including the potential for loss of the entire investment. An investment in the WisdomTree Bitcoin Fund involves significant risks (including the potential for quick, large losses) and may not be suitable for all shareholders. You should carefully consider whether your financial condition permits you to invest in the WisdomTree Bitcoin Fund and you should be willing to accept more risk than may be involved with other exchange traded products or ETFs that do not hold bitcoin. Extreme volatility of trading prices that many digital assets, including bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on in an investment in bitcoin and such investment could lose all or substantially all of its value. Digital assets such as bitcoin were only introduced within the past two decades, and the medium-to-long term value is subject to a number of factors relating to the capabilities and development of blockchain technologies and to the fundamental investment characteristics of digital assets. Regulatory changes or actions may affect the value of bitcoin or restrict the use of bitcoin, mining activity or the operation of the Bitcoin Network or the Digital Asset Markets in a manner that adversely affects the value of bitcoin. Digital Asset Markets may experience fraud, business failures, security failures or operational problems, which may adversely affect the value of bitcoin. There can be no assurance that the fund will achieve its investment objective. The WisdomTree Bitcoin Fund is not a fund registered under the Investment Company Act of 1940, as amended (“1940 Act”), and is not subject to regulation under the 1940, unlike most exchange traded products or ETFs. The WisdomTree Bitcoin Fund is also not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and the sponsor is not subject to regulations by the Commodity Futures Trading Commission as a commodity pool operator or commodity trading advisor. The WisdomTree Bitcoin Fund’s shares are neither interests in nor obligations of the sponsor or the trustee or any of their affiliates. The WisdomTree Bitcoin Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the WisdomTree Bitcoin Fund has filed with the SEC for more complete information about the WisdomTree Bitcoin Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting the fund detail page. Alternatively, the WisdomTree Bitcoin Fund will arrange to send you the prospectus if you request it by calling toll free at 1-866-909-9473. Please read the Fund’s prospectus for specific details regarding the Fund’s risk profile. Foreside Funds Services, LLC, is the Marketing Agent for the WisdomTree Bitcoin Fund (BTCW). Foreside Fund Services, LLC, is not affiliated with WisdomTree, Inc. nor any other entities mentioned. View this email online. WisdomTree.com/Investments The email address for your subscription is jbriotte@wisdomtree.com. 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